UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2018

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact name of registrant as specified in its charter)

Maryland	333-185336	26-3455189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2909 Hillcroft, Suite 420, Houston, Texas		77057
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 467-2222

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 7.01 Regulation FD Disclosure.

As discussed in more detail below, the Company hereby issues this Guidance on Net Asset Value Calculations.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 8.01 Other Events

Guidance on Net Asset Value Calculations.

The Company has received multiple requests for further information regarding the changes in the net asset value per share (“NAV”) determinations from December 31, 2016 to December 31, 2017 and their effect on the proposed mergers of the Company and Hartman Income REIT, Inc. (“HI-REIT”), and Hartman Short Term Income Properties XIX, Inc. (“Hartman XIX”). To fully inform the shareholders of the companies that are parties to the merger agreements, the Company issues the following guidance about the process, assumptions, and events underlying the changes in the NAV. This information supplements the Company’s disclosures in its Forms 8-K filed on May 19, 2017 and April 2, 2018, which are hereby incorporated herein.

On April 2, 2018, the Company, HI-REIT, and Hartman XIX reported NAV’s as of December 31, 2017 of $12.55, $9.42, and $13.19, respectively. This contrasts with NAV’s of $12.79 for the Company, $9.62 for HI-REIT, and $15.84 for Hartman XIX reported as of December 31, 2016.

The NAV is calculated by totaling the value of the Company’s assets, subtracting the value of the Company’s liabilities and dividing by the number of shares outstanding of the Company, all as of a date certain. The determination of value is based on various assumptions, estimates and judgments that, if varied or inaccurate or incomplete, will result in significantly different values for the same assets. There are three approaches commonly accepted in determining the value of commercial real estate: (1) the cost approach; (2) the market approach; and (3) the income approach.

The cost approach is based the principle that a prudent investor would not pay more for an asset than the amount it would cost to replace the asset. The replacements cost is estimated first and then adjustments are made to reflect losses in value resulting from physical deterioration, as well as functional and economic obsolescence. Replacement cost generally acts as a ‘ceiling’ on the value of properties and is dependent on the cost of materials and labor in the particular market. It does not consider the earning power of a property, but rather what would it cost to rebuild the building.

The market approach examines comparable sales of similar buildings within a certain time period. The value characteristics of the comparable assets are examined and adjustments are made for differences in the characteristics between the subject property and the comparable property. This method is often used when there are a significant number of homogeneous properties with the same or similar characteristics of the subject property that have sold within the designated time frame. The market approach does not directly address earning power and it requires an exact, or nearly exact, substitute comparable property to the subject asset.

The income approach is based on the principle of anticipation of future income and requires a reasonably accurate estimate of the potential earnings of a particular asset or a group of assets. It is strongly linked to the premise that value is created by the expectation of future benefits. This approach to value requires that an estimate be made as to the net operating income (NOI) the property may be able to achieve. The direct capitalization technique estimates the gross income, vacancy, expenses, and other appropriate charges and uses a single year's stabilized NOI as the basis for a value indication by dividing the income by a market-derived capitalization rate (“cap rate”).

A cap rate is a measurement used to determine the capitalized value of commercial real property. A cap rate can be determined by taking the known net operating income from a property and dividing it by the known capitalized value of the property. To arrive at the capitalized value for our portfolio, the appraiser estimated the average cap rate. An average cap rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from published trade sources and/or primary research of market participants. In evaluating this portfolio, information was used from comparable publicly traded guideline companies that provided a reasonable basis for comparison to the subject properties based on the relative characteristics of the entity being valued. The selected companies consisted of twelve publicly traded REIT’s that operate in the same industry, are the same relative size, and/or operate in Texas. The rate chosen accounts for a recapture of the investment by the investor and intended to reflect all relevant factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The cap rate selected was based on a theoretical stabilized property and was adjusted for each individual property based on the property’s current occupancy rate. For example, all other characteristics being equal, a property 98% occupied would have a cap rate higher than the base rate as there would not be any significant upside potential for the property, and a property 50% occupied would have a lower cap rate, reflecting the greater potential and expected upside for the investor.

While it may seem counterintuitive that a lower occupancy could generate a lower cap rate (and thus a higher property value) than a higher occupied property, the algorithm takes into account a credit for improved vacancy that is expected to be filled in the coming year, as well as the opportunity for higher returns than a fully occupied building, that may be subject to less-than-market lease rates that were negotiated years previous and are subject to a longer term lease.

Until an asset is sold in the open market by a willing seller and a willing buyer, under no compulsion to sell or to buy, the true ‘market value’ of an asset cannot be determined with exact certainty. Additionally, the ‘gain’ or ‘loss’ on a particular property will not be realized until the asset is actually sold. In addition, markets and prices move constantly. In fact, two recent transactions, one a sale of a property owned by HI-REIT suggests that the values determined as of December 31, 2017 may be conservative to the values for transactions occurring in the first and second quarters of 2018. . In both transactions (one a sale and the other a refinance), appraisals and market value (represented by the purchase price of property of a sale between an willing buyer and a willing seller) were determined to be approximately 25% higher than the values calculated as of December 31, 2017.

The NAV for the Company as of December 31, 2017 was $12.55 per share, as compared to $12.79 per share as of December 31, 2016, a decrease of $0.24 per share. The value of the property portfolio increased approximately $400,000, while the amount of cash on hand at the determination date fell approximately $1.5 million, the amount of debt decreased slightly, and the valuation reflected the sale of a minority interest in a joint venture to an affiliate. Actual net operating income from the portfolio continued its upward trend and increased by approximately $2.0 million between December 31, 2016 and December 2017.

The NAV for HI-REIT as of December 31, 2017 was $9.42 per share, as compared to $9.62 per share as of December 31, 2016, a decrease of $0.20 per share. The value of the property portfolio increased by approximately $500,000, other liabilities increased by almost $3.2 million, and debt remained relatively the same. Actual net operating income from the portfolio continued its upward trend and increased by approximately $200,000 between December 31, 2016 and December 2017.

The NAV for HARTMAN XIX as of December 31, 2017 was $13.19 per share, as compared to $15.84 per share as of December 31, 2016, a decrease of $2.65 per share. The value of the property portfolio decreased by approximately $13 million, with one property (Northchase) accounting for $6.4 million in decreased value and two other properties accounting for $2.8 million (Sawyer) and $2.6 million (616 FM 1960) in decreased value. In each noted instance, the drop in value was primarily due to a decline in the expected net operating income budgeted for each property based on changing tenant mix, market conditions, tenant move-outs, renewals, expenses, and anticipated new lease activity. Additionally, other asset liabilities increased approximately $1.7 million, and debt increased by approximately $1.2 million. Actual net operating income from all the properties in Hartman XIX continued its upward trend and increased by approximately $800,000 from December 31, 2016 to December 2017.

We have also received many questions on the effect the changing company NAV’s will have on the mergers of the companies. The merger agreements provide that the consideration for the exchange of stock would not change due to a change in the operations or values of the companies. It is inherent that in any merger, particularly one that requires significant documentation and regulatory approvals, that the consideration be established and ‘frozen’ as of a particular date. That has been done here. The terms of the merger agreements were established based upon the NAV’s established for each company based upon the NAV’s as established as of December 31, 2016, and the fairness opinion expert opined that the consideration to be received by the merging parties was fair, from a financial point of view, to the merging parties (without giving effect to any impacts of the proposed transactions on any particular shareholder other than in its capacity as a shareholder). The merger agreements do not provide for a repricing of the consideration for the mergers and in fact, prevents such a change. Practically speaking, changing the terms of the merger consideration would simply further delay the mergers and to do so would require new negotiations, new agreements and a separate and entirely new fairness opinion, without a significant concomitant benefit to the overall combination of the companies.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

Date: May 25, 2018	By:	/s/ Allen R. Hartman
Allen R. Hartman
President and CEO